Exhibit 99.1

Whole Earth Brands, Inc. Appoints Michael Franklin to its Board of Directors

Chicago, Illinois – August 25, 2022 – Whole Earth Brands, Inc. (the “Company”) (Nasdaq: FREE) a global food company enabling healthier lifestyles through premium plant-based sweeteners, flavor enhancers and other foods, today announced the appointment of Michael Franklin to the Company’s Board of Directors (the “Board”), effective August 25, 2022. Following Mr. Franklin’s appointment, the Board will consist of eight members.

Irwin D. Simon, Executive Chairman, commented, “We are excited to announce the appointment of Michael to our Board. We look forward to his future contributions as we continue to execute on our growth strategy plans.”

Mr. Franklin is currently a Partner at Mariposa Capital LLC (“Mariposa”), a Miami-based family investment firm focused on long-term value creation across various industries, including CPG. In his role at Mariposa, Mr. Franklin actively supports operational improvements and M&A execution. Michael serves as a board member of Royal Oak Enterprises LLC and Curio Brands Holdings LLC. Prior to joining Mariposa, Mr. Franklin served as a private investor at Viking Global Investors LP. He started his career in investment banking at Centerview Partners LLC. Mr. Franklin holds a Bachelor of Science degree in Economics from the University of Pennsylvania’s Wharton School of Business.

About Whole Earth Brands

Whole Earth Brands is a global food company enabling healthier lifestyles and providing access to premium plant-based sweeteners, flavor enhancers and other foods through our diverse portfolio of trusted brands and delicious products, including Whole Earth Sweetener®, Wholesome®, Swerve®, Pure Via®, Equal® and Canderel®. With food playing a central role in people’s health and wellness, Whole Earth Brands’ innovative product pipeline addresses the growing consumer demand for more dietary options, baking ingredients and taste profiles. Our world-class global distribution network is the largest provider of plant-based sweeteners in more than 100 countries with a vision to expand our portfolio to responsibly meet local preferences. We are committed to helping people enjoy life’s everyday moments and the celebrations that bring us together. For more information on how we “Open a World of Goodness®,” please visit www.WholeEarthBrands.com.

Contacts:

Investor Relations Contacts:
Whole Earth Brands
312-840-5001
investor@wholeearthbrands.com

ICR
Jeff Sonnek
646-277-1263
jeff.sonnek@icrinc.com